Exhibit 10(e).
Limited Waiver of Contract Provision
     WHEREAS, Huntington Preferred Capital Holdings, Inc. (“Holdings”) acquires from time to time participation interests in loans originated by the The Huntington National Bank (the “Bank”) and its affiliates under a Third Amended and Restated Loan Participation Agreement between Holdings and the Bank dated May 12, 2005 (the “Holdings Participation Agreement”); and
     WHEREAS, Huntington Preferred Capital, Inc. (the “Corporation”) acquires from time to time participation interests in loans originated by the Bank and its affiliates under a Third Amended and Restated Loan Subparticipation Agreement between the Corporation and Holdings dated May 12, 2005, (the “HPCI Subparticipation Agreement”), and an Second Amended Loan Participation Agreement between the Corporation and the Bank dated May 12, 2005 (the “HPCI Participation Agreement”); and
     WHEREAS, pursuant to the terms of the Holdings Participation Agreement, the HPCI Subparticipation Agreement and the HPCI Participation Agreement (collectively the “Agreements”), at the time of any transfer of a participation interest, the transferor will assign to transferee transferee’s share of the transferor’s right, title and interest in the loans including any associated origination fees; and
     WHEREAS, pursuant to the terms of the Agreements, the Bank performs servicing of the loans underlying the participations held by the transferees in exchange for a loan servicing fee; and
     WHEREAS, the amount and terms of the loan servicing fee payable to the Bank are determined from time to time by the mutual agreement of the Bank and the Corporation in the case of participation interests transferred under the HPCI Participation Agreement, and by the mutual agreement of the Bank and Holdings in the case of participation interests transferred under each of the other Agreements, and shall be subject to review and adjustment at any time.
     WHEREAS, the Corporation is the ultimate transferee of the participation interests transferred under all of the Agreements; and
     WHEREAS, the Corporation has determined in connection with its recent review of loan servicing fees that, in lieu of paying higher servicing fees to the Bank with respect to commercial and commercial real estate loans, the Corporation will continue to waive its right as transferee to receive any origination fees associated with participation interests in commercial and commercial real estate loans transferred on or after July 1, 2004, until such time as loan servicing fees are reviewed in the year 2006.
     NOW, THEREFORE, the undersigned hereto agree as follows:
1.	The Corporation, and Holdings each agree to waive their respective rights as transferees under the Agreements to receive any origination fees associated with participation interests in commercial and commercial real estate loans transferred on or after July 1, 2004, until such time as this waiver is terminated by the subsequent agreement of each of the Corporation, and Holdings.

2.	This waiver does not effect the transfer of origination fees with respect to loan participation interests in loans other than commercial and commercial real estate loans.

Huntington Preferred Capital, Inc.
By	/s/ Donald R. Kimble

Name:	Donald R. Kimble
Title:	President
Date:	August 11, 2005

Huntington Preferred Capital Holdings, Inc
By	/s/ Michael S.Mayer
Name:	Michael S.Mayer
Title:	Vice President
Date:	August 11, 2005

Acknowledged by:	The Huntington National Bank
	By	/s/ Edward J.Kane
	Name:	Edward J.Kane
	Title:	Senior Vice President
	Date:	August 11, 2005